Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF OCTOBER 24, 2008

by and among

GRIZZLY VENTURES LLC,

AS BORROWER,

DUPONT FABROS TECHNOLOGY, L.P.,

AS GUARANTOR,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

AND

KEYBANC CAPITAL MARKETS,

AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER

i

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EXHIBITS AND SCHEDULES

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF COMPLIANCE CERTIFICATE

Exhibit C	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(c)	ENVIRONMENTAL RELEASES

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21(a)	SUBSIDIARIES OF GUARANTOR

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES OF GUARANTOR AND ITS SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	MANAGEMENT AGREEMENTS

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 6.30	TENANT IMPROVEMENTS AND CONSTRUCTION ALLOWANCES

Schedule 7.12	MANAGEMENT AGREEMENT

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of the 24th day of October, 2008, by and among GRIZZLY VENTURES LLC, a Delaware limited liability company (“Borrower”), DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership (“Guarantor”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager.

R E C I T A L S

WHEREAS, Borrower has requested that the Lenders provide a term loan facility to Borrower; and

WHEREAS, the Agent and the Lenders are willing to provide such term loan facility to Borrower on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.11(a).

Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) the Consolidated EBITDA for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) (or, in the case of REIT, thirty-five percent (35%)) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) (or, in the case of REIT, thirty-five percent (35%)) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to Borrower and the Lenders.

Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by Agent.

Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Annual Budget. The operating and capital expenditure budget (showing adequate reserves or cash flow to cover capital expenditure needs of the Mortgaged Property) for the Mortgaged Property specifying all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Mortgaged Property for the calendar year specified therein.

Applicable Margin. The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as follows:

LIBOR Rate Loans	Base Rate Loans
3.50%	2.00%

Notwithstanding the foregoing, in the event that Borrower exercises the Extension Option set forth in §2.12, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans from and after the Initial Maturity Date shall be as follows:

LIBOR Rate Loans	Base Rate Loans
4.00%	2.50%

Appraisal. An MAI appraisal of the value of the Mortgaged Property or other Real Estate, as applicable, in each case determined on a “going concern” value basis, performed by an independent appraiser with experience appraising data center properties selected by the Agent who is not an employee of Guarantor or any of its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Appraised Value. The “going concern” value of the Mortgaged Property or Real Estate, as applicable, determined by the most recent Appraisal of such Mortgaged Property or

Real Estate, as applicable, obtained pursuant to §2.12, §5.2 or §10.13; with respect to the Mortgaged Property or obtained in connection with determining “Gross Asset Value” with respect to the Real Estate; subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment based on criteria and factors generally used and considered by the Agent in determining the value of similar properties.

Arranger. KeyBanc Capital Markets or any successor.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Leases and Rents. The assignment of leases and rents from Borrower to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of Borrower as lessor with respect to all Leases of all or any part of the Mortgaged Property.

Authorized Officer. Any of the following Persons: Lammot J. du Pont, Hossein Fateh, Mark L. Wetzel and such other Persons as Borrower shall designate in a written notice to Agent.

Balance Sheet Date. June 30, 2008.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate” or (b) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Loans bearing interest by reference to the Base Rate.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a LIBOR Rate Loan.

Building. The data center known as ACC4 containing approximately three hundred forty-eight thousand, four hundred sixty-four (348,464) gross square feet and having 36.4 mega volt amps of critical load power available to it, and all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve. For any period and with respect to any improved Real Estate, an amount equal to $0.25 multiplied by the total square footage of the buildings in such Real Estate. If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of Guarantor and its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates. The Capital Reserve shall be calculated based on the total square footage of the buildings owned (or ground leased) at the end of each fiscal quarter.

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. See §6.20.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than Lammot du Pont and Hossein Fateh and their respective controlled Affiliates, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or Guarantor equal to at least twenty percent (20%);

(b) As of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or Guarantor consists of individuals who were not either (i) directors or trustees of REIT or Guarantor as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or Guarantor of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or Guarantor, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c) Borrower or Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or

(d) REIT shall fail to own at least thirty-three percent (33%) of the economic, voting and beneficial interests in Guarantor, or shall fail to own such interests free of any lien, encumbrance or other adverse claim; or

(e) REIT shall fail to be the sole general partner of Guarantor, shall fail to own such general partnership interest in Guarantor free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Guarantor; or

(f) Guarantor fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of Borrower other than any pledge of interests in Borrower permitted by Agent in connection with the Permitted Mezzanine Debt and any foreclosure on such pledge permitted under the Intercreditor Agreement; or

(g) Managing Member shall cease to be the sole member of Borrower and shall fail to own at least one hundred percent (100%) of the membership interest in Borrower free of any lien, encumbrance or other adverse claim other than in connection with a foreclosure contemplated by the Intercreditor Agreement; or

(h) Any of Lammot du Pont and Hossein Fateh shall cease to be senior management executives of REIT and a competent and experienced successor senior management executive, as applicable, shall not be reasonably approved by the Required Lenders within three (3) months of such event.

Closing Date. The first date on which all of the conditions set forth in §10 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended.

Collateral. All of the property, rights and interests of Borrower which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Mortgaged Property.

Commitment. With respect to each Lender, the amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of the Loans from time to time outstanding to Borrower.

Commitment Increase. An increase in the Total Commitment to not more than $250,000,000.00 pursuant to §2.11(a).

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.

Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to Borrower by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of Guarantor and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges. For any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of Guarantor and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.

Consolidated Interest Expense. For any period, without duplication, (a) total Interest Expense of Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Indebtedness. All Indebtedness of Guarantor and its Subsidiaries determined on a consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Conversion/Continuation Request. A notice given by Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Data Center Property. Highly specialized, secure single or multi-tenant facilities used for housing a large number of computer servers and the key infrastructure, including generators and heating, ventilation and air conditioning, or HVAC systems, necessary to power and cool the servers.

Debt Service Coverage Ratio. The ratio of (a) Net Operating Income determined for the preceding fiscal quarter multiplied by four (4) divided by (b) the greater of (i) the Implied Debt Service and (ii) an amount equal to the actual annual principal of and interest on the Loans that was due during the twelve (12) month period ending on the date of such determination.

Default. See §12.1.

Default Rate. See §4.12.

Delinquent Lender. See §14.5(c).

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Development Property. Real Estate currently under development that has not become a Stabilized Property or on which the improvements related to the development have not been completed, provided that such a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenants improvements) for at least twenty-four (24) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property, and shall be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or Guarantor or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower or Guarantor or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or Guarantor or any of its Subsidiaries now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The Closing Date, the date on which any Loan is converted to another Type of Loan in accordance with §4.1 or the Commitment Increase Date.

EBITDA. With respect to a Person for any period (without duplication): The net income (or loss) before (i) interest, income taxes, depreciation, and amortization expense, as reported by such Person and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) any other non-cash expense to the extent not actually paid as a cash expense. EBITDA also shall exclude extraordinary gains and losses (including but not limited to gains (and loss) on the sale of assets) and distributions to minority owners. EBITDA attributable to equity interests shall be excluded but EBITDA shall include a Person’s Equity Percentage of net income (or loss) from Unconsolidated Affiliates plus its Equity Percentage of interest, depreciation and amortization expense from Unconsolidated Affiliates.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. AEI Consultants or another firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreement.

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering. The issuance and sale after the Closing Date by Guarantor or any of its Subsidiaries or REIT of any equity securities of such Person.

Equity Percentage. The aggregate ownership percentage of a Person or its Subsidiaries in each Unconsolidated Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with Guarantor or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default. See §12.1.

Extended Maturity Date. See §2.12.

Extension Option. See §2.12.

Extension Request. See §2.12.

Extension Term. The period of time commencing on the day after the Initial Maturity Date and ending on the Extended Maturity Date.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Gross Asset Value. On a consolidated basis for Guarantor and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i) the Appraised Value of any Real Estate owned by Guarantor or any of its Subsidiaries which is a Stabilized Property; plus

(ii) the book value determined in accordance with GAAP of all Development Properties owned by Guarantor or any of its Subsidiaries; plus

(iii) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Guarantor and its Subsidiaries as of the date of determination; plus

(iv) the book value determined in accordance with GAAP of Land Assets of Guarantor and its Subsidiaries.

Development Properties that have just become Stabilized Properties and newly acquired properties may be included at book value determined in accordance with GAAP for up to ninety (90) days pending determination of the Appraised Value. Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property. Gross Asset Value will be adjusted to include an amount equal to Guarantor’s or any of its Subsidiaries’ pro rata share (based upon a Person’s Equity Percentage in any Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Guarantor or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. As defined in the preamble.

Guaranty. The Guaranty dated the date hereof given by Guarantor to and for the benefit of Agent and the Lenders as the same may be modified, amended or ratified, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. As defined in the Indemnity Agreement.

Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any termination payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure of the Obligations only, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

Implied Debt Service. On any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a twenty-five (25) year period, a loan in an amount equal to the sum of the aggregate principal balance of the Loans as of such date, calculated using an interest rate equal to the greater of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as announced on Bloomberg.com or another reliable source selected by the Agent plus three percent (3.0%) and (b) eight percent (8.0%). Notwithstanding the foregoing, for purposes of calculating compliance with the Debt Service Coverage Ratio set forth in §7.22(i), Implied Debt Service shall mean the sum of (A) the amount calculated pursuant to the first sentence of this definition and (B) an amount equal to the annual principal and interest payment sufficient to amortize in full during a twenty-five (25) year period, a loan in an amount equal to the sum of the aggregate principal balance of the Permitted Mezzanine Loan as of such date, calculated using an interest rate equal to the greater of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as announced on Bloomberg.com or another reliable source selected by the Agent plus nine percent (9.0%) and (b) twelve percent (12.0%).

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials made by Borrower and Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which Borrower and Guarantor agree to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.

Indemnity and Guaranty Agreement. The Indemnity and Guaranty Agreement dated of even date herewith made by Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, such Indemnity and Guaranty Agreement to be in form and substance satisfactory to the Agent.

Independent Director/Manager. An individual who shall not have been at the time of such individual’s initial appointment, and may not have been at any time during the preceding five years, and shall not be at any time while serving as an Independent Director/Manager of an SPE Entity or Borrower if a single member limited liability company or, if applicable, either (a) a shareholder of, or an officer, director, partner or employee of, Guarantor, Borrower or any SPE Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (b) a customer of, or supplier to, Guarantor, Borrower or any SPE Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (c) a person or other entity controlling, controlled by or under common control with any such shareholder, officer, director, partner, member, employee, supplier or customer, or (d) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier or customer.

Initial Maturity Date. October 24, 2011, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same.

Intercreditor Agreement. See §7.22.

Interest Expense. For any period with respect to Guarantor and its Subsidiaries, without duplication, (a) interest (whether accrued or paid) actually payable (without duplication), excluding non-cash interest expense but including capitalized interest (less capitalized interest not paid to third parties) not funded under a construction loan, together with the interest portion of payments on Capitalized Leases, plus (b) Guarantor’s and its respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.

Interest Payment Date. As to each Base Rate Loan, the first (1st) day of each calendar month during the term of such Base Rate Loan. As to each LIBOR Rate Loan, the last day of each Interest Period relating thereto; provided, however, that in the event that an Interest Period shall be for longer than three (3) months, interest shall also be payable with respect to such LIBOR Rate Loan on the ninetieth (90th) day following the commencement of the applicable Interest Period.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or six months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by Borrower in a Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii) if Borrower shall fail to give notice as provided in §4.1, Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

JPS. See §6.22.

JPS Lease. See §6.22.

KeyBank. As defined in the preamble hereto.

Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Leased Rate. With respect to Real Estate at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Real Estate actually leased by tenants that are not affiliated with Borrower or Guarantor and paying rent at rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default has occurred and has continued unremedied for 30 or more days to (b) the aggregate Net Rentable Area of such Real Estate.

Leases. The collective reference to all leases, subleases, licenses and occupancy agreements (whether written or oral) affecting the Mortgaged Property or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Agent (but only if such approval is required pursuant to and given in accordance with §7.13).

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18), the initial Lenders being identified on Schedule 1.1 hereto.

LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Loans bearing interest by reference to LIBOR.

Lien. See §8.2.

Loan Documents. This Agreement, the Notes, the Guaranty, the Indemnity and Guaranty Agreement, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of Borrower or Guarantor in connection with the Loans.

Loan or Loans. An individual Loan or the aggregate Loans, as the case may be, made by the Lenders hereunder in the maximum principal amount contemplated by §2.2.

Lock-Out Period. The period from the date of this Agreement through and including October 24, 2009.

Management Agreements. Any agreement, whether written or oral, providing for the management of the Mortgaged Property.

Managing Member. Grizzly Equity LLC, a Delaware limited liability company.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of (i) Borrower or (ii) Guarantor and its Subsidiaries considered as a whole; (b) the ability of Borrower or Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Maturity Date. The Initial Maturity Date, provided, if Borrower timely satisfies the conditions to extend the term of the Loan pursuant to §2.12, then the Maturity Date shall be extended to the Extended Maturity Date, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

Moody’s. Moody’s Investor Service, Inc.

Mortgaged Property. That certain Data Center Property owned by Borrower and located at 44480 Hastings Drive, Ashburn, Virginia.

Mortgage. The Deed of Trust from Borrower to a trustee named therein acting on behalf of the Agent for the benefit of the Lenders, as the same may be modified or amended, pursuant to which Borrower has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of the Mortgaged Property as security for the Obligations.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Guarantor or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by Guarantor or any of its Subsidiaries or REIT as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by Guarantor or such Subsidiary or REIT in connection therewith.

Net Operating Income. For a given period, an amount equal to the sum of (a) the rents, common area reimbursements and other income for the Mortgaged Property for such period received in the ordinary course of business from tenants in occupancy (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of the Mortgaged Property for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with the Mortgaged Property, but specifically excluding general overhead expenses of Guarantor and its Subsidiaries and any property management fees), minus (c) the greater of (i) actual third party property management expenses of the Mortgaged Property or (ii) an amount equal to three percent (3.0%) of the gross revenues from the Mortgaged Property, minus (d) all rents, common area reimbursements and other income for the Mortgaged Property received from tenants in default of obligations under their lease or with respect to leases as to which the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding. Net Operating Income shall be adjusted to remove the impact of any impact of straight lining of rents pursuant to FAS 141, as issued by the Finance Accounting Standards Board in June of 2001.

Net Rentable Area. With respect to any Real Estate, the megawatts of critical load power available for use by tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.

Note. A promissory note made by Borrower in favor of a Lender in the principal face amount equal to such Lender’s Commitment, in substantially the form of Exhibit A hereto.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of Borrower to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of Guarantor or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Permitted Mezzanine Debt. See §7.22.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred

Securities issued by Guarantor or any of its Subsidiaries or REIT. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to Guarantor or any of its Subsidiaries.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by Guarantor or any of its Subsidiaries, including, without limitation, the Mortgaged Property.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Register. See §18.2.

REIT. DuPont Fabros Technology, Inc., a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Release. See §6.20(c)(iii).

Rent Roll. A report prepared by Borrower showing for the Mortgaged Property, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and  7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Delinquent Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Delinquent Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Agreement. The Credit Agreement dated August 7, 2007, by and among Safari Ventures LLC, as parent borrower, Rhino Equity LLC, Quill Equity LLC,

Lemur Properties LLC, Porpoise Ventures LLC, each a subsidiary borrower, KeyBank, individually and as Agent, and the other banks from time to time a party thereto, as affected by the Consent and Assumption Agreement and as amended, supplemented or otherwise modified from time to time.

Revolving Loan Documents. The Revolving Credit Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the borrowers thereunder or in connection therewith.

SEC. The federal Securities and Exchange Commission.

Security Documents. Collectively, the Mortgage, the Assignment of Leases and Rents, the Indemnity Agreement, UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.

Single Purpose Entity. As defined in §7.21.

S&P. Standard & Poor’s Ratings Group.

SPE Entity. Any Person that is an owner of an equity interest in Borrower which Agent reasonably requires be a Single Purpose Entity. With respect to Borrower, there are currently no SPE Entities and Agent shall not require the Managing Member to be a SPE Entity.

Stabilized Property. A completed project that has achieved a Leased Rate of at least eighty-five percent (85%) for a period of not less than thirty (30) consecutive days, provided that a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenants improvements) for at least twenty-four (24) months shall constitute a Stabilized Property. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State. A state of the United States of America and the District of Columbia.

Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, Borrower and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under the Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Taking. The taking or appropriation (including by deed in lieu of condemnation) of the Mortgaged Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Titled Agents. The Arranger, and any co-syndication agents or documentation agent.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is One Hundred Million and No/100 Dollars ($100,000,000.00). The Total Commitment may increase in accordance with §2.11.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person.

Yahoo! Lease. That certain Deed of Lease by and between Borrower and Yahoo! Inc. (“Yahoo!”) dated as of June 14, 2006, as amended or modified by that certain First Amendment to Deed of Lease dated as of November 29, 2006 between Borrower and Yahoo!, that certain Second Amendment to Deed of Lease dated as of November 14, 2007 between Borrower and Yahoo!, that certain Third Amendment to Deed of Lease dated as of October 13, 2008 between Borrower and Yahoo!, that certain Notice Letter dated as of May 23, 2007 from Borrower to Yahoo!, that certain Letter Agreement dated as of October 5, 2007 from Borrower to Yahoo!, that certain Notice Letter dated as of November 19, 2007 from Fox Properties LLC to Yahoo!, that certain Notice Letter dated as of April 30, 2008 from Yahoo! to Borrower, that certain Notice Letter dated as of July 23, 2008 from Yahoo! to Borrower and that certain Declaration Affirming Lease Commencement Date and Phase I & II Occupancy Date dated as of February 25, 2008, and as further amended or modified in accordance with the terms of this Agreement.

YellowPages Lease. That certain Deed of Lease by and between Borrower and YellowPages.com LLC dated as of April 2008, as amended or modified by that certain Notice of Landlord’s Work Substantially Completed and the Lease Commencement Date dated as of July

25, 2008 from Borrower to YellowPages.com LLC and the YellowPages Letter Agreement, and as further amended or modified in accordance with the terms of this Agreement.

YellowPages Letter Agreement. That certain Letter Agreement dated as of July 31, 2008 between YellowPages.com LLC, Borrower and Fox Properties LLC, as owner of ACC5 Phase I.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Virginia, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, Borrower, Guarantor, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrower and Guarantor as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by Borrower and Guarantor, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change in accounting principles or procedures had not occurred.

§2. THE CREDIT FACILITY.

§2.1 [Intentionally Omitted.]

§2.2 Commitment to Lend. Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to Borrower on the Closing Date such Lender’s Commitment. The principal amount of the Loan shall not exceed the lesser of (a) One Hundred Million and No/100 Dollars ($100,000,000.00), (b) forty percent (40%) of the Appraised Value of the Mortgaged Property as set out in the Appraisal, or (c) such amount as will result in a “Debt Service Coverage Ratio” of at least 1.75 to 1.00 (based, for purposes of this calculation, on the “stabilized” Net Operating Income of the Mortgaged Property projected in the Appraisal approved by the Lenders). Notwithstanding the foregoing, the limitation as to the principal amount of the Loan set forth in the preceding sentence shall be subject at all times to §2.11.

§2.3 [Intentionally Omitted.]

§2.4 [Intentionally Omitted.]

§2.5 [Intentionally Omitted.]

§2.6 Interest on Loans.

(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or is converted to a LIBOR Rate Loan at a rate per annum equal to the greater of (i) the sum of the Applicable Margin for Base Rate Loans plus the Base Rate and (ii) the sum LIBOR determined for a thirty (30) day Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(c) Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 [Intentionally Omitted.]

§2.8 Funds for Loans.

(a) Not later than 1:00 p.m. (Cleveland time) on any proposed Drawdown Date of any Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.2 or §2.11, as applicable. Upon receipt of the documents required by §10 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to Borrower the aggregate amount of such Loans made available to the Agent by the Lenders by crediting such amount to the account of Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9 Use of Proceeds. Borrower will use the proceeds of the Loans solely to (a) pay closing costs in connection with this Agreement; (b) fund future development projects and property and equipment acquisitions of Guarantor and its Subsidiaries; (c) to make Distributions permitted by this Agreement; and (d) for general working capital purposes.

§2.10 [Intentionally Omitted.]

§2.11 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, Borrower shall have the option (to be exercised no more than five times) at any time and from time to time before the date that is eighteen (18) months following the Closing Date to request an increase in the Total Commitment to not more than $250,000,000.00 (less the sum of (i) any amortization payments required to have been made by the Commitment Increase Date and (ii) the amount, if any, by which any Permitted Mezzanine Debt exceeds $90,000,000.00) by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such increase shall be an amount equal to at least $10,000,000.00 and increments of $1,000,000.00 in excess thereof. Upon receipt of any Increase Notice, the Agent shall consult with Arranger and shall notify Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arranger pursuant to the Agreement Regarding Fees). If Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by Borrower, then the Agent, Arranger or Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, Arranger and Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.

(b) Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and Borrower shall execute and deliver to the Agent new Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Note shall equal its Commitment. The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes. Within five (5) days of issuance of any new Notes pursuant to this §2.11(c), Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Notes shall be canceled and returned to Borrower.

(d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(ii) Representations True. The representations and warranties made by the Borrower and Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrowers or Guarantor in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and

(iii) Additional Documents and Expenses. Borrower shall execute and/or deliver (or cause to be delivered) to Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), reinsurance agreements, instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase, and Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are demanded in connection with such increase;

(iv) Loan-To-Value and Debt Service Coverage Tests. The principal amount of the Loan immediately after giving effect to the Commitment Increase under this §2.11 shall not exceed either (1) forty percent (40%) of the Appraised Value (as determined by the Appraisal of the Mortgaged Property delivered to Lender on the Closing Date) of the Mortgaged Property as set out in the Appraisal or (2) such amount as will result in a “Debt Service Coverage Ratio” of at least 1.75 to 1.00 (based, for purposes of this calculation, on the “stabilized” Net Operating Income of the Mortgaged Property projected in the Appraisal approved by the Lenders).

(v) Other. Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12 Extension of Maturity Date. Borrower shall have the one-time right and option (the “Extension Option”) to extend the Initial Maturity Date to October 24, 2012 (“Extended Maturity Date”), upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any such extension:

(a) Extension Request. Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is sixty (60) days and not later than the date which is thirty (30) days prior to the Initial Maturity Date. Any such Extension Request shall be irrevocable and binding on Borrower.

(b) Payment of Extension Fee. Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to fifty (50) basis points on the Outstanding amount of the Loans on the Initial Maturity Date, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c) No Default. On the date the applicable Extension Request is given and on the Initial Maturity Date there shall exist no Default or Event of Default.

(d) Representations and Warranties. The representations and warranties made by Borrower and Guarantor in the Loan Documents or otherwise made by or on behalf of Borrower or Guarantor in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Initial Maturity Date.

(e) Updated Appraisals. Agent at its option shall have obtained at Borrower’s expense a new Appraisal of the Mortgaged Property or updates to any existing Appraisal of the Mortgaged Property and determined the current Appraised Value of the Mortgaged Property.

(f) Debt Service Coverage Ratio. The Debt Service Coverage Ratio is not less than 2.00 to 1.00 and Borrower shall have delivered to the Agent a Compliance Certificate so certifying).

(g) Loan To Value. The ratio (expressed as a percentage) of (i) the principal amount of the Loans that are Outstanding as of the Initial Maturity Date to (ii) the Appraised Value (as determined by the Appraisal of the Mortgaged Property required by §2.12(e)) of the Mortgaged Property shall not exceed forty percent (40%).

(h) Extension of Permitted Mezzanine Debt. The maturity date of any Permitted Mezzanine Debt shall be extended (if the terms of such Permitted Mezzanine Date do not then provide for a maturity date beyond the Maturity Date, as extended) to a date not earlier than the Maturity Date (as extended to the Extended Maturity Date).

§3. REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments. In the event there shall have occurred a casualty with respect to the Mortgaged Property and Borrower is required to repay the Loans pursuant to §7.7 or a Taking and Borrower is required to repay the Loans pursuant to the Mortgage or §7.7, Borrower shall prepay the Loans concurrently with the date of receipt by Borrower or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7 or the Mortgage.

§3.3 Optional Prepayments.

(a) Borrower may not voluntarily prepay the Notes in whole or in part at any time prior to the expiration of the Lock-Out Period, nor shall the Lenders be obligated to accept any such prepayment tendered by Borrower. After the expiration of the Lock-Out Period, Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium. In connection with any prepayment of the Loan permitted hereunder (but not including any payments as a result of the application of casualty and condemnation proceeds so long as no Event of Default Exists), Borrower shall pay Agent for the account of the Lenders any sums that may be due under §4.8.

(b) Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and shall be applied first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans.

§3.5 Additional Principal Payments. Commencing April 1, 2009 and on the first (1st) day of each calendar quarter thereafter, Borrower shall pay to Agent for the account of the Lenders as a prepayment of principal of the Loans an amount equal to $500,000.00, together with any amounts due pursuant to §4.8.

§3.6 Effect of Prepayments. Any portion of the Loans that is prepaid may not be reborrowed.

§4. CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $500,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, unless otherwise agreed to by all Lenders there shall be no more than six (6) LIBOR Rate Interest Periods relating to portions of the Loan in effect at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $500,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $500,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by Borrower.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2 Fees. Borrower agrees to pay to KeyBank and Agent for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated August 4, 2008 between Borrower, KeyBank and Arranger, as amended by a letter dated October 23, 2008 between Borrower, KeyBank and Arranger (the “Agreement Regarding Fees”). Any annual agency fee payable under the Agreement Regarding Fees shall be paid annually in advance and all such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3 [Intentionally Omitted.]

§4.4 Funds for Payments.

(a) All payments of principal, interest, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan

Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) All payments by Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon Borrower. Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Borrower hereunder or under any other Loan Document.

(c) Each Lender organized under the laws of a jurisdiction outside the United States, if requested in writing by Borrower (but only so long as such Lender remains lawfully able to do so), shall provide Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve Borrower of its obligations under §4.4(b). In the event that Borrower shall have delivered the certificates or vouchers described above for any payments made by Borrower and such Lender receives a refund of any taxes paid by Borrower pursuant to §4.4(b), such Lender will pay to Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, Borrower shall promptly repay to such Lender the amount of such refund.

§4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365 day year in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and the Lenders absent manifest error) to Borrower and the Lenders. In such event (a) any Loan request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify Borrower and the Lenders.

§4.7 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from Borrower hereunder, then, and in each such case, Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.10 Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower. Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11 Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12 Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to four percent (4.0%) above the Base Rate (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by Borrower within ten (10) days of the date when due, provided that no such late charge shall apply to the final payment of principal of the Loans on the Maturity Date.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to Borrower, shall be conclusive in the absence of manifest error.

§4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among Borrower, Guarantor, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to

Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among Borrower, Guarantor, the Lenders and the Agent.

§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, and all accrued and unpaid interest or fees.

§5. COLLATERAL SECURITY; GUARANTY.

§5.1 Collateral; Guaranty. The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents. The Obligations shall be guaranteed by Guarantor pursuant to the Guaranty and the Indemnity and Guaranty.

§5.2 Appraisals; Adjusted Value.

(a) Upon Borrower’s request, which request may not be made more often than one (1) time in any period of 365 days, Agent shall obtain current Appraisals of each of the Mortgaged Property and the Stabilized Properties. Additionally, in the event that Borrower elects to (i) extend the Maturity Date as provided in §2.12 or (ii) more than twelve (12) months following the date hereof, obtain Permitted Mezzanine Debt as provided in §7.22, or at Agent’s option to be exercised not more frequently than annually, the Agent may on behalf of the Lenders obtain current Appraisal of the Mortgaged Property and other Stabilized Properties. It is understood and agreed that if the Permitted Mezzanine Debt is obtained within twelve (12) months of the date hereof, an additional Appraisal shall not be required. In addition, in the event that Guarantor or a Subsidiary of Guarantor acquires Real Estate or in the event any property becomes a Stabilized Property, Agent may on behalf of the Lenders obtain a current Appraisal of each such property. In any such case, said Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent, in order to determine the current Appraised Value of the Mortgaged Property and other Real Estate, as applicable, and Borrower shall pay to Agent within ten (10) days of demand all reasonable costs of such Appraisals.

(b) Notwithstanding the provisions of §5.2(a), the Agent may, for the purpose of determining the current Appraised Value of the Mortgaged Property and other Real Estate, as applicable, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, or (ii) at any time following a Default or Event of Default, or (iii) if the Agent reasonably believes that there has been a material adverse change with respect to any such property including, without limitation, a material change in the market in which any such property is located which may affect the value of such property. The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by Borrower and payable to Agent within ten (10) days of demand; provided Borrower shall not be obligated to pay for an Appraisal of a property obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months.

(c) Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or Borrower’s idea of the value of such property.

(d) Except in connection with the extension of the Maturity Date as provided in §2.12, obtaining the Permitted Mezzanine Debt as provided in §7.22 or the acquisition of a Stabilized Property or a property becoming a Stabilized Property, whenever Appraisals of the Mortgaged Property or Stabilized Properties are obtained pursuant to this Agreement, Appraisals of the Mortgaged Property and all such Stabilized Properties shall be obtained at the same time on a portfolio basis.

(e) Notwithstanding the foregoing, the right of the Agent to obtain Appraisals of Real Estate other than the Mortgaged Property and/or updates thereto pursuant to this §5.2 shall be suspended (and no additional Appraisals of such Real Estate and/or updates thereto shall be obtained by Agent) so long as KeyBank has the right to obtain Appraisals of such Real Estate as agent under the Revolving Credit Agreement in accordance with the terms thereof. In the event the Revolving Credit Agreement shall terminate or otherwise be of no further force or effect, the right of Agent to obtain any such Appraisals and/or updates in accordance with this §5.2 shall continue to be in full force and effect notwithstanding such termination of the Revolving Credit Agreement (or its no longer being in full force or effect) with respect to the Agent’s right to obtain any such Appraisals and/or updates. In the event that any provision (or applicable defined term) related to the delivery of Appraisals of Real Estate other than the Mortgaged Property and/or updates thereto contained in the Revolving Credit Agreement shall be amended or any of the provisions thereof shall be waived, and the Required Lenders, in their capacity as lenders under this Agreement, shall not have entered into a similar amendment or waiver with respect to this Agreement, then such amendment or waiver shall be deemed to be ineffective with respect to Agent’s right to obtain any such Appraisals and/or updates in accordance with this §5.2 without regard to the limitations set forth in this clause (e).

§5.3 Release of Collateral. Upon the refinancing or repayment of the Obligations in full, the Agent shall be entitled to release the Collateral from the lien and security interest of the Security Documents and to release the Borrower, provided that Agent has not received a notice from the “Representative” (as defined in §14.17) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6. REPRESENTATIONS AND WARRANTIES.

Borrower and Guarantor represent and warrant to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. Borrower is a Delaware limited liability company duly organized pursuant to its articles of organization or formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where the Mortgaged Property is located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material

Adverse Effect. Guarantor is a Maryland limited partnership duly organized pursuant to its certificate of limited partnership filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. Guarantor (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and in each other jurisdiction where a failure to be so qualified in such other jurisdiction has had or could reasonably be expected to have a Material Adverse Effect.

(b) [Intentionally Omitted.]

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which either Borrower or Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of Borrower or Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower or Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, Guarantor and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of Guarantor as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date) subject to no rights of others, including any mortgages, leases pursuant to which, Guarantor or any of its Subsidiaries or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4 Financial Statements. Borrower has furnished to Agent: (i) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for applicable period certified by the chief financial or accounting officer of REIT, (ii) the balance sheet of Borrower as of the Balance Sheet Date and the related statement of income for the applicable period certified by the chief financial or accounting officer of REIT, (iii) as of the Closing Date, an unaudited statement of Net Operating Income for the Mortgaged Property for the period ending September 30, 2008 reasonably satisfactory in form to the Agent and certified by the chief financial or accounting officer of REIT as fairly presenting the Net Operating Income for such Real Estate for such period, and (iv) certain other financial information relating to Guarantor, Borrower and the Mortgaged Property. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of Borrower (but do not include footnotes required by generally accepted accounting principles) and the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries and the results of operations of Borrower, as applicable, for such periods. There are no liabilities, contingent or otherwise, of REIT or its Subsidiaries involving material amounts not disclosed in said financial statements or the related notes thereto.

§6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of Borrower or REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT or the balance sheet of Borrower, as applicable, as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of the Mortgaged Property from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of the Mortgaged Property.

§6.6 Franchises, Patents, Copyrights, Etc. Borrower and Guarantor possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. The Mortgaged Property is not owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo.

§6.7 Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of Borrower or Guarantor threatened against Borrower or Guarantor or any of its Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this

Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting Borrower, Guarantor or any of its Subsidiaries or the Mortgaged Property individually or in the aggregate in excess of $10,000,000.00.

§6.8 No Material Adverse Contracts, Etc. Neither Borrower nor Guarantor is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither Borrower nor Guarantor is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. Neither Borrower nor Guarantor is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of Borrower and Guarantor (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. There are no audits pending or to the knowledge of Borrower or Guarantor threatened with respect to any tax returns filed by Borrower or Guarantor. The taxpayer identification number for Borrower is 20-4744993 and for Guarantor is 26-0559473.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of Borrower or Guarantor or any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against Borrower without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of Borrower or rights thereunder.

§6.14 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by Borrower or Guarantor or, to the best knowledge of Borrower, Guarantor, or any other Person other than Permitted Liens described in §8.2(i)(A), (ii) and (iii).

§6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of Borrower or Guarantor or any of its Subsidiaries is, nor shall any such Person become, a party to any transaction with Borrower or Guarantor or any of its Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to Borrower or Guarantor or any of its Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.16 Employee Benefit Plans. Borrower, Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither Borrower, Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. The Mortgaged Property does not constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17 Disclosure. All of the representations and warranties made by or on behalf of Borrower and Guarantor in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of Borrower and Guarantor is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to Borrower, Guarantor or any of its Subsidiaries or the Mortgaged Property (other than projections and estimates) furnished to the

Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by Borrower’s and/or Guarantor’s counsel (although Borrower and Guarantor have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections or other forward-looking information prepared in good faith by Borrower and/or Guarantor (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18 Trade Name; Place of Business. Neither Borrower nor Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of Borrower and Guarantor is 1212 New York Avenue, N.W., Suite 900, Washington, DC 20005.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither Borrower nor Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance. Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Mortgaged Property and the operations conducted thereon and, except as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, makes the following representations and warranties except as set forth on Schedule 6.20(c) or (d):

(a) Neither Borrower nor to the best knowledge and belief of Borrower any operator of the Mortgaged Property, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation involves the Mortgaged Property.

(b) None of Borrower or Guarantor has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Borrower or Guarantor conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case involves the Mortgaged Property.

(c) (i) No portion of the Mortgaged Property has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Mortgaged Property except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by Borrower, to the best knowledge and belief of Borrower, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Mortgaged Property except in the ordinary course of Borrower’s business and in accordance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of data centers of the type and size of those owned by Borrower in the ordinary course of their business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Mortgaged Property, which Release would have a material adverse effect on the value of such Mortgaged Property or adjacent properties, or from any other Real Estate, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s actual knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Mortgaged Property which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Mortgaged Property; and (v) any Hazardous Substances that have been generated on any of the Mortgaged Property have been transported off-site in accordance with all applicable Environmental Laws.

(d) Neither Borrower nor the Mortgaged Property is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgage or to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.

(e) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or, to Borrower’s actual knowledge, affecting the Mortgaged Property.

(f) Neither Borrower nor Guarantor has received any written notice of any claim by any party that any use, operation, or condition of the Mortgaged Property has caused any nuisance or any other liability or adverse condition on any other property, nor is there any actual knowledge of any basis for such a claim.

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of Guarantor, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein. Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of Guarantor and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, Guarantor’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules. Guarantor is the sole managing member of Managing Member, which is the sole managing member of Borrower, REIT owns (directly or indirectly) not less than fifty percent (50%) of the economic, voting and beneficial interest in Borrower, and Guarantor owns one-hundred percent (100%) of the economic, voting and beneficial interests in Managing Member, free and clear of all Liens.

§6.22 Leases. Borrower has delivered to the Agent true copies of the Leases and any amendments thereto relating to the Mortgaged Property. An accurate and complete Rent Roll as of the date of inclusion of the Mortgaged Property in the Collateral with respect to all Leases of any portion of the Mortgaged Property has been provided to the Agent. The Leases previously delivered to Agent as described in the preceding sentence constitute as of the date thereof the sole agreements between Borrower or any predecessor of Borrower and the tenants relating to leasing or licensing of space at the Mortgaged Property and in the Building relating thereto. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date hereof, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, Borrower has not given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of Borrower, there is no basis for any such claim or notice of default by any tenant. No property other than (i) the Mortgaged Property and (ii) that certain land designated as Phase III, Ashburn Corporate Center (formerly known as Ashburn Business Park), Ashburn, Virginia, as depicted on the master plan attached as Exhibit H to the Yahoo! Lease and that certain data center facility known as ACC5 Phase I, located in Ashburn Corporate Center, Ashburn, Virginia referenced in the Yellowpages Letter Agreement is necessary to comply with the requirements (including, without limitation, parking requirements) contained in any Lease. With respect to that certain Lease dated October 15, 2007 between Borrower, as landlord, and JPS Holdings, Inc., a California corporation d/b/a Net2ez (“JPS”), as tenant (the “JPS Lease”), Borrower represents and warrants that (a) it did not exercise its right within the time-frame under the JPS Lease to purchase twenty-five percent (25%) of the equity interests in JPS and thus, under the terms of the JPS Lease Borrower has the right to terminate the JPS Lease and (b) Borrower has not terminated, and has no intention of terminating, the JPS Lease.

§6.23 Property. The Mortgaged Property, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of the Mortgaged Property which is not occupied by any tenant and which may not be in final working order pending final build-out of such space. The Mortgaged Property, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Mortgaged Property are installed to the property lines of the Mortgaged Property through dedicated public rights of way or through perpetual private easements approved by the Agent with respect to which the Mortgage creates a valid and enforceable first lien and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law. The streets abutting the Mortgaged Property are dedicated and accepted public roads, to which the Mortgaged Property has direct access by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Mortgaged Property has direct access approved by the Agent and with respect to which the Mortgage creates a valid and enforceable first lien. All private ways providing access to the Mortgaged Property are zoned in a manner which will permit access to the Building over such ways by trucks and other commercial and industrial vehicles. There are no unpaid or outstanding real estate or other taxes or assessments on or against the Mortgaged Property which are payable by Borrower (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). The Mortgaged Property is separately assessed for purposes of real estate tax assessment and payment. There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of Guarantor which are payable by Guarantor in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). There are no pending, or to the knowledge of Borrower threatened or contemplated, eminent domain proceedings against the Mortgaged Property. The Mortgaged Property is not now damaged as a result of any fire, explosion, accident, flood or other casualty. Borrower has not received any outstanding notice from any insurer or its agent requiring performance of any work with respect to the Mortgaged Property or canceling or threatening to cancel any policy of insurance, and the Mortgaged Property complies with the material requirements of all of Borrower’s insurance carriers. Except as listed on Schedule 6.23, Borrower has no Management Agreements for the Mortgaged Property. To the best knowledge of Borrower, there are no material claims or any bases for material claims in respect of the Mortgaged Property or its operation by any party to any service agreement or Management Agreement. No person or entity has any right or option to acquire the Mortgaged Property or the Building or any portion thereof or interest therein except for Yahoo! Inc. pursuant to the terms of the Yahoo! Lease.

§6.24 Brokers. Neither Guarantor nor Borrower has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder, except that Borrower has been advised by Property Capital LLC (and any fees payable to Property Capital LLC shall be paid by Borrower).

§6.25 Other Debt. None of Guarantor nor any of its Subsidiaries is in default of the payment of any Indebtedness or the performance of any material obligation under any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party which, in the case of the Guarantor and its Subsidiaries other than the Borrower, involves Indebtedness individually or in the aggregate in excess of $25,000,000.00. Neither Borrower nor Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of Borrower or Guarantor. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon Borrower, Guarantor or their respective properties and entered into by Borrower and/or Guarantor as of the date of this Agreement with respect to any Indebtedness of Borrower or Guarantor in an amount greater than $1,000,000.00, and Borrower has provided the Agent with true, correct and complete copies thereof.

§6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither Borrower nor Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each of Borrower and Guarantor is able to pay its debts as they become due, and Borrower and Guarantor has sufficient capital to carry on its business.

§6.27 No Bankruptcy Filing. Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither Borrower nor Guarantor has any knowledge of any Person contemplating the filing of any such petition against it.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Guarantor or Borrower with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Borrower and Guarantor; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Borrower and Guarantor. The direct and indirect benefits to inure to Borrower and Guarantor pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and Guarantor pursuant to this Agreement and the other Loan Documents, and but for the willingness of Guarantor to guaranty the Loan, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Guarantor and its Subsidiaries to have available financing to conduct and expand their business.

§6.30 Tenant Improvements. Other than as set forth on Schedule 6.30, Borrower has no obligation to construct any tenant improvements or provide construction allowances under any Leases with respect to the Mortgaged Property and all costs and expenses for any tenant improvements or construction allowances required to be paid by Borrower on or prior to the date hereof (if any) have been paid in full.

§6.31 OFAC. None of Borrower or Guarantor is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower and Guarantor hereby agree to provide to the Lenders any additional information that a Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§7. AFFIRMATIVE COVENANTS.

Borrower and Guarantor covenant and agree that, so long as any Loan or Note is Outstanding:

§7.1 Punctual Payment. Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. Borrower and Guarantor will maintain their respective chief executive office at 1212 New York Avenue, N.W., Suite 900, Washington, DC 20005, or at such other place in the United States of America as Borrower or Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon Borrower or Guarantor in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. Guarantor will (a) keep, and cause each of its Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies and other reserves. Neither Guarantor nor any of its Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that Borrower’s and Guarantor’s fiscal year is a calendar year.

§7.4 Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a) within five (5) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than one hundred twenty (120) days after the end of each calendar year, copies of:

(i) the audited Consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income,

changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and any other information the Lenders may reasonably request to complete a financial analysis of REIT and its Subsidiaries;

(ii) the unaudited balance sheet of Borrower at the end of such year, and the related unaudited statement of income for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, (but not including footnotes required by GAAP) together with a certification by the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents the financial position of Borrower on the date thereof, and any other information the Lenders may reasonably request to complete a financial analysis of Borrower;

(b) within five (5) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of:

(i) the unaudited consolidated balance sheet of REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(ii) the unaudited balance sheet of Borrower, as at the end of such quarter, and the related unaudited statement of income for the portion of Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, (but not including footnotes required by GAAP), together with a certification by the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents the financial position of Borrower on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of REIT in the form of Exhibit B hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. All income, expense and value associated with the Mortgaged Property or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for the Mortgaged Property, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer of REIT that the information contained in such statement fairly presents the Net Operating Income of the Mortgaged Property for such periods;

(d) simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of Guarantor and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for the Mortgaged Property and a summary thereof in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of Mortgaged Property during each calendar quarter (including the fourth calendar quarter in each year), (ii) a statement of Net Operating Income in the form of an operating statement for the Mortgaged Property for each such calendar quarter and year to date (such statements to be in form reasonably satisfactory to Agent), and (iii) a copy of each Lease or amendment to any Lease entered into with respect to the Mortgaged Property during such calendar quarter (including the fourth calendar quarter in each year), if not previously provided pursuant to the terms hereof;

(f) [Intentionally Omitted];

(g) [Intentionally Omitted];

(h) [Intentionally Omitted];

(i) [Intentionally Omitted];

(j) [Intentionally Omitted];

(k) not later than February 28th of each year, a budget for the Mortgaged Property for the next calendar year; and

(l) from time to time such other financial data and information in the possession of Guarantor or Borrower (including without limitation auditors’ management letters, status of litigation or investigations against Borrower or Guarantor and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Borrower or Guarantor) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon

Agent’s receipt thereof. Upon the request of Agent, Borrower and Guarantor shall deliver paper copies thereof to Agent and the Lenders. Borrower and Guarantor authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and Borrower and Guarantor release Agent and the Lenders from any liability in connection therewith.

§7.5 Notices.

(a) Defaults. Borrower and Guarantor will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which Guarantor or any of its Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that Borrower reports in writing or is reportable by Borrower in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) the Mortgaged Property, or (B) or the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c) Notification of Claims Against Collateral. Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Mortgaged Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d) Notice of Litigation and Judgments. Borrower and Guarantor will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting Borrower or Guarantor or any of its Subsidiaries or to which Borrower or Guarantor or any of its Subsidiaries is or is to become a party involving an uninsured claim against Borrower or Guarantor or any of its Subsidiaries that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. Borrower and Guarantor will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against Borrower or Guarantor or any of its Subsidiaries in an amount in excess of $10,000,000.00.

(e) [Intentionally Omitted.]

(f) ERISA. Borrower will give notice to the Agent within ten (10) Business Days after Guarantor or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) Borrower will preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation or formation. Guarantor will preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation and formation. Guarantor will preserve and keep in full force all of its rights and franchises, the preservation of which is necessary to the conduct of its business. Borrower shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status. Borrower shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by Agent, unless otherwise consented to by the Required Lenders.

(b) Borrower (i) will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of the Mortgaged Property or would cause a Material Adverse Effect. Without limitation of the obligations of Borrower under this Agreement with respect to the maintenance of the Mortgaged Property, Borrower shall promptly and diligently comply with the recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Mortgaged Property contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrower with respect to the Mortgaged Property.

§7.7 Insurance; Condemnation.

(a) Borrower will, at its expense, procure and maintain for the benefit of Borrower and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Agent, providing the following types of insurance covering the Mortgaged Property:

(i) “All Risks” property insurance (including broad form earthquake (if the Mortgaged Property is in a high earthquake hazard area as reasonably determined by Agent); however, Agent acknowledges that, as of the Closing Date, the Mortgaged Property is not located in such an area), coverage from loss or damage arising from acts of terrorism (with such coverage satisfactory to Agent), and comprehensive boiler and machinery coverages) on the Building and the contents therein of Borrower in an amount not less than one hundred percent (100%) of the full replacement cost of the Building and the contents therein of Borrower or such other amount as the Agent may approve, with deductibles not to exceed $10,000.00 (or $50,000.00 with respect to earthquake) for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Agent, a contingent liability from operation of building laws endorsement in such amounts as the Agent may require. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of Borrower without deduction for physical depreciation thereof;

(ii) During the course of construction or repair of the Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Mortgaged Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii) Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv) Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Mortgaged Property for a twelve (12) month period;

(v) Commercial general liability insurance against claims for personal injury (to include, without limitation, bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Mortgaged Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury, property damage and medical payments;

(vi) During the course of construction or repair of any improvements on the Mortgaged Property, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii) Employer’s liability insurance with respect to Borrower’s employees (or if Borrower has no employees, with respect to the employees of the management Company under the Management Agreement);

(viii) Umbrella liability insurance with limits of not less than $10,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;

(ix) Workers’ compensation insurance for all employees of Borrower engaged on or with respect to the Mortgaged Property with limits as required by applicable law (or if Borrower has no employees, for all employees of the management company under the Management Agreement); and

(x) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Mortgaged Property.

Borrower shall pay all premiums on insurance policies. The insurance policies with respect to Mortgaged Property provided for in clauses (v), (vi) and (viii) above shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii) and (iv) above shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. Borrower shall deliver duplicate originals or certified copies of all such policies to the Agent, and Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, Borrower shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to the Agent; provided, however, if Borrower is continuing insurance renewal negotiations at such date, then Borrower shall inform Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits at least thirty (30) days prior to the expiration date of such policies, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.

(b) All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of Borrower or Guarantor or any of its Subsidiaries or anyone acting for Borrower or Guarantor or any of its Subsidiaries (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Mortgaged Property for purposes more hazardous then permitted by the terms of the policy, and no foreclosure or any other change in title to the Mortgaged Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of Borrower or Guarantor or any of its Subsidiaries and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent by certified or registered mail, and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of Borrower, Guarantor and its Subsidiaries and other Persons not included in the Mortgaged Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a priority claim provision with respect to property insurance and an aggregate limits of insurance endorsement in the case of liability insurance.

(d) All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the State where the Mortgaged Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”

(e) Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f) In the event of any loss or damage to the Mortgaged Property, Borrower shall give prompt written notice to the insurance carrier and the Agent. Borrower hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as Borrower shall in good faith diligently pursue such claim, Borrower may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that Borrower may not settle, adjust or compromise any such claim without the prior written consent of the

Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that Borrower may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $1,000,000.00 so long as no Default or Event of Default has occurred and is continuing and so long as Borrower shall in good faith diligently pursue such claim. Borrower further authorizes the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Mortgaged Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Mortgaged Property and the Obligations as they become due during the course of reconstruction or repair of the Mortgaged Property and to reimburse Borrower, in accordance with such terms and conditions as the Agent may prescribe, for the costs of reconstruction or repair of the Mortgaged Property, and upon completion of such reconstruction or repair to apply any excess to the payment of the Obligations.

(g) Notwithstanding the foregoing or anything to the contrary contained in the Mortgage, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to Borrower to reconstruct and repair the Mortgaged Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is estimated by the Agent not to exceed twenty-five percent (25%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) Borrower shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Mortgaged Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) Borrower shall have delivered to the Agent written agreements binding upon not less than eighty-five percent (85%) of the tenants or other parties having present or future rights to possession of any portion of the Mortgaged Property or having any right to require repair, restoration or completion of the Mortgaged Property or any portion thereof, (determined by referenced to those tenants in the aggregate Leases covering not less than eight-five (85%) of the total mega volt amps of critical load power available to the Building), agreeing upon a date for delivery of possession of the Mortgaged Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date and prior to the exhaustion or expiration of any rental loss insurance coverage, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against Borrower or the Agent, and (ix) the Agent shall receive evidence reasonably satisfactory to it that once the Mortgaged Property has been reconstructed or repaired, and each of the other conditions set forth in this clause (g) have been satisfied, the Borrower will be in compliance, on a pro forma basis, with the applicable Debt Service Coverage Ratio. Any excess Insurance Proceeds shall be paid to the Agent to be applied to the payment of the Obligations, unless (x) by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer, in which case such excess proceeds shall be paid to such insurer or (y) there is no obligation under any document, agreement or instrument evidencing or securing any Indebtedness (other than the Obligations) of REIT or Guarantor or any of its Subsidiaries to turn over or pay such excess proceeds to the holder(s) of such Indebtedness, in which case such excess proceeds shall be paid to Borrower. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Mortgaged Property is sold or the Mortgaged Property is acquired by the Agent, all right, title and interest of Borrower in and to any insurance policies and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Mortgaged Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to Borrower or purchaser of the Mortgaged Property.

§7.8 Taxes; Liens. Borrower and Guarantor will duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Mortgaged Property, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of Borrower or Guarantor, provided that any such tax, assessment, charge or levy or claim need not be paid if (a) the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, (b) neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and (c) Guarantor or Borrower shall have set aside on its books adequate reserves in accordance with GAAP, except that if such contest is by Borrower, Borrower has or has caused to be deposited security in form and amount satisfactory to Agent, in its sole discretion, and has increased the amount of such security so deposited promptly after Agent’s request therefor; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, Borrower or Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. If Borrower or Guarantor or any such Subsidiary fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Agent for its full amount (if required), shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Agent may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Agent shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Notes). Borrower shall furnish to Agent evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest. Upon Agent’s written request, Borrower shall provide evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Mortgaged Property.

§7.9 Inspection of Properties and Books. Guarantor and Borrower will permit the Agent and the Lenders, at Guarantor’s or Borrower’s expense, as applicable, and upon reasonable prior notice, to visit and inspect any of its properties (subject to the rights of tenants under their Leases), to examine the books of account of Guarantor and its Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Guarantor and its Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, Borrower and Guarantor shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of Guarantor and its Subsidiaries.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. Borrower and Guarantor will comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except, with respect to Guarantor where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrower or Guarantor may fulfill any of its obligations hereunder, Borrower or Guarantor will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. Borrower and Guarantor shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that Borrower or Guarantor shall determine that any investors in Borrower or Guarantor are in violation of such act.

§7.11 Further Assurances. Borrower and Guarantor will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Management. Borrower shall not enter into any Management Agreement with a third party manager for the Mortgaged Property without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld. Agent may condition any approval of a new manager upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents. The Management Agreement described on Schedule 7.12 hereto relating to the Mortgaged Property is approved by Agent.

§7.13 Leases of the Mortgaged Property. Borrower will give notice to the Agent of any proposed new Lease at the Mortgaged Property for the lease of space therein and shall provide to the Agent a copy of the proposed Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. Borrower will not lease all or any portion of the Mortgaged Property or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease at the Mortgaged Property without the prior written consent of the Agent not to be unreasonably withheld, conditioned or delayed. It is understood and agreed that if a tenant’s Lease permits the tenant to assign its Lease, sublease any portion of the premises leased thereunder or enter into license agreements without the prior written consent of Borrower, then any such action taken by such tenant shall not violate the provisions of this §7.13. If Borrower submits to Agent a written request for approval with respect to a proposed Lease and Agent fails to approve or disapprove any such action within ten (10) days after Agent receives from Borrower such request together with a copy of the final version of such proposed Lease, such action shall be deemed approved, provided that Agent will only be deemed to have given such approval if, and only if, such request includes all of the supporting documentation reasonably necessary for Agent to make a decision regarding such request, as determined by Agent, and includes the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE

WITHIN TEN (10) DAYS OF RECEIPT. FAILURE TO DO SO

WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

§7.14 Business Operations. Borrower and Guarantor and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents. Borrower and Guarantor will not, and Guarantor will not permit any of its Subsidiaries to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Data Center Properties or businesses incidental thereto.

§7.15 Registered Servicemark. Without prior written notice to the Agent, the Mortgaged Property shall not be owned or operated by Borrower under any registered or protected trademark, tradename, servicemark or logo. In the event the Mortgaged Property shall be owned or operated under any registered or protected tradename, trademark, servicemark or logo, Borrower shall enter into an agreement with Agent, in form and substance satisfactory to Agent, granting to Agent, any successful bidder at a foreclosure sale of the Mortgaged Property and any subsequent transferee the right and/or license to continue operating the Mortgaged Property under such tradename, trademark, servicemark or logo.

§7.16 [Intentionally Omitted.]

§7.17 [Intentionally Omitted.]

§7.18 [Intentionally Omitted.]

§7.19 Plan Assets. Borrower will do, or cause to be done, all things necessary to ensure that the Mortgaged Property will not be deemed to be Plan Assets at any time.

§7.20 YellowPages Renovations. Borrower shall, by no later than December 31, 2008, complete the renovations to that portion of the Building known as “Pod 5C South” and as otherwise required by the terms of the Yellowpages Lease and by the tenant thereunder. In the event Borrower has not provided to Agent evidence satisfactory to Agent that such renovations have been completed by such date, Agent may, at its option to be exercised in its sole and absolute discretion, require that Borrower deposit with Agent an amount of cash reasonably determined by Agent to be necessary to complete any such remaining renovations (or, if elected by Borrower, Borrower may cause to be issued a standby letter of credit in favor of Agent, as beneficiary thereof, with a face amount equal to (and in lieu of) said cash deposit, such letter of credit to be issued by an issuing bank acceptable to Agent in its reasonable discretion and otherwise containing terms and conditions reasonably acceptable to Agent), and deliver to Agent contemporaneously therewith such other documents, instruments and agreements as Agent may reasonably request. If required by the terms of this §7.20, any such cash shall be deposited with or original letter of credit shall be delivered by Borrower to Agent by within ten (10) days following Borrower’s receipt from Agent of its written notice to require such cash deposit.

§7.21 Single Purpose Entity Requirements. Borrower hereby represents, warrants and covenants as follows:

(a) Obligation to be a Single Purpose Entity.

(i) Borrower has been a Single Purpose Entity at all times since its formation and, notwithstanding anything in this Agreement or any other Loan Document to the contrary, will continue to be a Single Purpose Entity at all times until the Loans have been paid in full.

(ii) [Intentionally Omitted.]

(iii) The “single purpose entity” provisions included in the organizational documents of Borrower shall not, without Agent’s prior written consent, be amended, rescinded or otherwise revoked until the Loans have been paid in full.

(iv) [Intentionally Omitted.]

(b) Definition of Single Purpose Entity.

(i) Borrower Criteria. With respect to Borrower, a “Single Purpose Entity” means a corporation, limited partnership or limited liability company which, at all times since the date of this Agreement and thereafter:

(A) shall not engage in any business or activity, other than the ownership, operation and maintenance of the Mortgaged Property and activities incidental thereto;

(B) shall not acquire or own any assets other than the Mortgaged Property and such incidental personal property as may be necessary for the operation of the Mortgaged Property;

(C) if such entity is (1) a limited liability company (other than a single member limited liability company which satisfies the requirements of clause (D) below, in which case satisfaction of the provisions of §7.21(b)(ii) is not required), has had and shall have at least one (1) member that satisfies the requirements of §7.21(b)(ii) below and such member is its managing member, or (2) a limited partnership, all of its general partners have satisfied and shall satisfy the requirements of §7.21(b)(ii) below;

(D) if such entity is a single member limited liability company, (1) such entity shall be formed and organized under Delaware law and otherwise comply with all other S&P criteria for single member limited liability companies (including, without limitation, the inclusion of a “springing member” and delivery of Delaware single member limited liability company opinions acceptable in all respects to the Agent); and (2) such entity shall have at least one (1) Independent Director/Manager on its board of directors/managers;

(E) if such entity is a corporation, has had and shall have at least one (1) Independent Director on its board of directors;

(F) shall preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization;

(G) shall not merge or consolidate with any other Person;

(H) shall not (i) take any action to dissolve, wind-up, terminate or liquidate in whole or in part; (ii) sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; (iii) transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable; (iv) issue additional partnership, membership or other equity interests, as applicable; or (v) seek to accomplish any of the foregoing, other than, in the case of clauses (ii), (iii) and (iv) in connection with any Permitted Mezzanine Debt and as contemplated by the Intercreditor Agreement;

(I) shall not, without the unanimous written consent of all Borrower’s partners, members, or shareholders, as applicable, and the written consent of the Independent Director(s)/Manager(s): (1) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute; (2) seek or consent to the appointment of a receiver, liquidator or any similar official; or (3) make an assignment for the benefit of creditors;

(J) shall not amend or restate its organizational documents if such change would adversely impact the requirements set forth in this §7.21;

(K) notwithstanding anything in this Agreement or any other Loan Document to the contrary, shall not own any subsidiary or make any investment in, any other Person;

(L) shall not commingle its assets with the assets of any other Person;

(M) shall not, incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation), other than the Obligations and Hedge Obligations and customary unsecured trade payables incurred in the ordinary course of owning and operating the Mortgaged Property; provided the same are not evidenced by a promissory note, do not exceed, in the aggregate, at any time a maximum amount of two percent (2%) of the outstanding principal amount of the Loan and are paid within sixty (60) days of the date incurred;

(N) shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;

(O) shall only enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of Borrower, or any general partner, member, principal or Affiliate thereof, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(P) shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(Q) shall not assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of another Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(R) shall not make any loans or advances to any other Person;

(S) shall file its own tax returns separate from those of any other Person unless it is a tax disregarded entity not required to file tax returns under applicable law;

(T) shall hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name and shall correct any known misunderstanding regarding its separate identity;

(U) shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(V) shall allocate shared expenses (including, without limitation, shared office space) and to use separate stationery, invoices and checks;

(W) shall pay (or cause the property manager to pay on behalf of Borrower from Borrower’s funds) its own liabilities (including, without limitation, salaries of its own employees) from its own funds; and

(X) shall not acquire obligations or securities of its partners, members or shareholders, as applicable.

(ii) SPE Entity Criteria. With respect to any SPE Entity, a “Single Purpose Entity” means a corporation or a Delaware single member limited liability company which, at all times since its formation and thereafter complies in its own right with each of the requirements contained in §7.21(b)(i)(A)-(X) except that:

(A) with respect to §7.21(b)(i)(A) the SPE Entity shall not engage in any business or activity other than being the sole managing member or general partner, as the case may be, of Borrower and owning its Equity Interest in Borrower;

(B) with respect to §7.21(b)(i)(B), the SPE Entity has not and shall not acquire or own any assets other than its Equity Interest in Borrower; and

(C) with respect to §7.21(b)(i)(M) the SPE Entity has not and shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation) other than the Obligations and Hedge Obligations;

§7.22 Permitted Mezzanine Debt. Borrower may obtain mezzanine financing (“Permitted Mezzanine Debt”) through the pledge of the membership interests in Borrower, subject to the following requirements:

(a) no Event of Default is then continuing hereunder or under any of the other Loan Documents;

(b) Borrower gives Agent written notice of the terms of the proposed Permitted Mezzanine Debt not less than thirty (30) days before the date on which the Permitted Mezzanine Debt is scheduled to close and, concurrently therewith, gives Agent all relevant information concerning the Permitted Mezzanine Debt, including information regarding the matters detailed in this §7.22;

(c) Borrower shall not be a party to the Permitted Mezzanine Debt (or any documents relating thereto) in any way whatsoever, it being expressly understood and agreed that Borrower shall not be obligated in any way for the indebtedness evidenced thereby, and that none of its property (including the Mortgaged Property) shall serve as collateral therefore;

(d) the mezzanine lender shall be a qualified lender reasonably acceptable to Agent, and the Permitted Mezzanine Debt shall not be sold, participated or assigned, in whole or in part, except as permitted by the Intercreditor Agreement;

(e) the mezzanine lender shall execute and deliver a subordination and intercreditor agreement (the “Intercreditor Agreement”) acceptable to the Required Lenders in their sole discretion;

(f) the Permitted Mezzanine Debt shall be payable out of Borrower’s net cash flow available after all current obligations then due and owing with respect to the Loan and the Mortgaged Property have been paid, all current operating expenses have been satisfied, and all reserves, if any, have been currently funded;

(g) the structure of the Permitted Mezzanine Debt (including the documentation evidencing and securing the Permitted Mezzanine Debt) shall be acceptable to the Required Lenders in their sole discretion;

(h) the aggregate dollar amount of the Loan and the Permitted Mezzanine Debt shall not exceed the lesser of (i) $340,000,000.00 and (ii) fifty percent (50%) of the Mortgaged Property’s Appraised Value, as determined by an Appraisal satisfactory to Agent in its sole discretion, subject to §5.2;

(i) the Net Operating Income from the Mortgaged Property must be able to provide, immediately after giving effect to the incurrence of the Permitted Mezzanine Debt, not less than a 1.25 to 1.00 Debt Service Coverage Ratio (based, for purposes of this calculation, on the “stabilized” Net Operating Income of the Mortgaged Property projected in the Appraisal approved by the Lenders);

(j) the maturity date of the Permitted Mezzanine Debt shall extend to or beyond the Maturity Date;

(k) [Intentionally Omitted;]

(l) Agent may require the execution by Borrower of such additional documents as Agent may require to create a lockbox and cash reserve system through which all revenues from the Mortgaged Property pass and pursuant to which reserves for the payment of debt service, insurance, taxes and other assessments, capital reserves, tenant improvements, and such other items as Agent may require are established;

(m) Agent shall have received evidence satisfactory to it in its sole discretion that the existence of and the exercise of remedies under the Permitted Mezzanine Debt would not cause a default or event of default under any Lease of or other material agreement relating to or affecting the Mortgaged Property;

(n) Agent has received such opinions and authority and organizational documentation of Borrower and its owners as Agent may require in light of the structure of Borrower and such other agreements, documents and instruments that Agent may reasonably request; and

(o) Borrower shall have reimbursed Agent for all reasonable costs and expenses incurred by Agent (including, without limitation, the reasonable legal fees and expenses of its counsel) in negotiating and documenting the Permitted Mezzanine Debt and such Intercreditor Agreement.

§7.23 REIT Covenants. Borrower shall cause REIT to comply with the following covenants:

(a) REIT will have as its sole business purpose owning ownership interests of Guarantor, performing duties as the general partner of the operating partnership described in §7.24 and making equity investments in such operating partnership, and shall not engage in any business or activities other than those described in this §7.23(a);

(b) REIT shall promptly contribute or otherwise downstream to Guarantor any net assets received by REIT from third parties (including, without limitation, the proceeds from any Equity Offering);

(c) REIT will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Guarantor, or any dilution of its interest in Guarantor; provided, however, that the interests of the REIT in Guarantor may be diluted as a direct result of the (i) the issuance by the REIT of long-term incentive partnership units in Guarantor pursuant to Guarantor’s 2007 Equity Compensation Plan, as the same may be amended from time to time (provided REIT’s interest in Guarantor as of October 24, 2007 shall not in the aggregate be diluted by more than ten percent (10%) as a result of all such issuances pursuant to this clause (i)), and (ii) acquisition by Guarantor or its Subsidiaries of additional Real Estate, either by acquiring title to such Real Estate directly in the name of Guarantor or any such Subsidiary or by acquiring direct or indirect ownership interests in a partnership, corporation or limited liability company that owns directly such Real Estate (subject in all respects to compliance by Guarantor and its Subsidiaries with the terms of this Agreement), the sales price of which is paid in whole or in part by the issuance of additional interests in Guarantor, so long as the REIT at all times directly owns not less than thirty-three percent (33%) of the interests in Guarantor and continues to maintain not less than the same control and management rights and powers in respect of Guarantor as existed previously; and

(d) the REIT shall not dissolve, liquidate or otherwise wind-up its business, affairs or assets.

§8. NEGATIVE COVENANTS.

Borrower and Guarantor covenant and agree that, so long as any Loan or Note is outstanding:

§8.1 Restrictions on Indebtedness. Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c) subject to §7.21, current liabilities of Borrower incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default; and

(f) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

§8.2 Restrictions on Liens, Etc. Borrower will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, Borrower may create or incur or suffer to be created or incurred or to exist:

(i) (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan

Documents and (B) Liens on assets other than (I) the Collateral and (II) any direct or indirect interest of Borrower in respect of judgments permitted by §8.1(d);

(ii) Deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations; and

(iv) Liens and encumbrances on the Mortgaged Property expressly permitted under the terms of the Mortgage relating thereto.

§8.3 Restrictions on Investments. Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000.00; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000.00 will not exceed $200,000.00;

(d) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “Aa” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation;

(f) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000.00;

(g) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000.00; and

(h) Investments (i) in equipment which will be incorporated into the development of the Mortgaged Property, (ii) with utility companies to bring critical power to the Mortgaged Property, and (iii) with fiber optic companies to bring fiber optics to the Mortgaged Property.

§8.4 Merger, Consolidation. Borrower and Guarantor will not, and will not permit REIT or Managing Member, and Guarantor will not permit any of its Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Guarantor (other than Borrower) with and into Guarantor (it being understood and agreed that in any such event Guarantor will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of Guarantor (other than Borrower); provided that no such merger or consolidation shall be permitted in the event Borrower or Guarantor is in default of any of its obligations under this Agreement or any other Loan Document immediately before or would be after giving effect thereto.

§8.5 Sale and Leaseback. Borrower and Guarantor will not, and Guarantor will not permit any of its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter Borrower, Guarantor or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6 Compliance with Environmental Laws. Borrower will not, and will not permit any other Person to, do any of the following: (a) use the Mortgaged Property or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating large-scale data centers and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on the Mortgaged Property any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on the Mortgaged Property except in full compliance with Environmental Laws, (d) conduct any activity at the Mortgaged Property or use the Mortgaged Property in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Mortgaged Property or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws).

Borrower shall:

(i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Mortgaged Property in violation of applicable Environmental Laws; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Mortgaged Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of the Mortgaged Property by Borrower), Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Mortgaged Property in full compliance with all applicable Environmental Laws; provided, that Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of the Mortgaged Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to the Mortgaged Property and (ii) whether the use and operation of the Mortgaged Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to the Mortgaged Property, or that the Mortgaged Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of the Mortgaged Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to the Mortgaged Property and (ii) whether the use and operation of the Mortgaged Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of the Mortgaged Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of the Mortgaged Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of Borrower.

§8.7 Distributions. Borrower shall make no Distributions except for amounts not needed to pay amounts payable under the Loan Documents and other expenses of the Mortgaged

Property. In the event that an Event of Default shall have occurred and be continuing, Borrower shall make no Distributions.

§8.8 Asset Sales. Guarantor will not, and will not permit its Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction. Neither Guarantor nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions (other than internal transfers between Guarantor and its Subsidiaries) during any four (4) consecutive fiscal quarters in excess of an amount equal to thirty-five percent (35%) of Gross Asset Value, except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable, without the prior written consent of Agent and the Required Lenders.

§8.9 [Intentionally Omitted.]

§8.10 [Intentionally Omitted.]

§8.11 Zoning and Contract Changes and Compliance. Borrower shall not initiate or consent to any zoning reclassification of the Mortgaged Property or seek any variance under any existing zoning ordinance or use or permit the use of the Mortgaged Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation. Borrower shall not initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of the Mortgaged Property.

§8.12 Derivatives Contracts. Borrower shall not contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations.

§8.13 Transactions with Affiliates. Borrower and Guarantor will not, and Guarantor will not permit its Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Guarantor), except (i) transactions in connection with the Management Agreement, (ii) transactions set forth on Schedule 6.15 attached hereto and (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.14 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, Managing Member will not create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof, other than to secure the Permitted Mezzanine Debt. Furthermore, in the event of a transfer of the ownership interests in Borrower in accordance with the Intercreditor Agreement, the owner(s) or holders(s) of such interests will not create or incur or suffer to be created any lien on any such interest or permit any transfer of a direct or indirect interest in Borrower.

§8.15 JPS Lease. Borrower shall not exercise any right it may have under Section 2.6 of the JPS Lease to terminate the JPS Lease without the prior written consent of the Agent and the Lenders.

§8.16 Management Fees.

(a) Borrower shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for the Mortgaged Property to Borrower or any other manager that is an Affiliate of Borrower in the event that a Default or Event of Default shall have occurred and be continuing.

(b) Borrower shall not pay to Borrower or any other Affiliate of Borrower any asset management fee under the organizational agreements of such Borrower in the event that a Default or Event of Default shall have occurred and be continuing.

§9. FINANCIAL COVENANTS.

Borrower and Guarantor covenant and agree that, so long as any Loan or Note is outstanding:

§9.1 [Intentionally Omitted.]

§9.2 Consolidated Total Indebtedness to Gross Asset Value. Guarantor will not permit Consolidated Total Indebtedness to exceed sixty-five percent (65%) of Guarantor’s Gross Asset Value.

§9.3 Minimum Debt Service Coverage Ratio. Commencing with the calendar quarter ending December 31, 2008 and continuing through and including the calendar quarter ending March 31, 2009, Borrower will not permit the Debt Service Coverage Ratio to be less than 1.15 to 1.00, (b) commencing with the calendar quarter ending June 30, 2009 and continuing through and including the calendar quarter ending March 31, 2010, Borrower will not permit the Debt Service Coverage Ratio to be less than 1.50 to 1.00, (c) commencing with the calendar quarter ending June 30, 2010 and continuing through and including the Initial Maturity Date, Borrower will not permit the Debt Service Coverage Ratio to be less than 1.75 to 1.00, and (d) at all times during the Extension Term (if any) Borrower will not permit the Debt Service Coverage Ratio to be less than 2.00 to 1.00.

§9.4 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. Guarantor will not permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended calendar quarter to Consolidated Fixed Charges for the most recently ended calendar quarter annualized, to be less than 1.45 to 1.0.

§9.5 Minimum Consolidated Tangible Net Worth. Guarantor will not at any time permit its Consolidated Tangible Net Worth to be less than the sum of (i) $575,425,096.00 plus (ii) seventy-five percent (75%) of the sum of (A) any Net Offering Proceeds after the date hereof, plus (B) the value of interests in Guarantor or interests in REIT issued upon the contribution of assets to REIT, Guarantor or its Subsidiaries after the date hereof (with such value determined at the time of contribution).

§9.6 Development Cost Limitation. The investments of Guarantor and its Subsidiaries in Data Center Property development projects each, a “Development Project”) shall be limited to $1,000,000.000 (the “Development Cost Limit”), which shall be calculated at the greater of (a) the total budgeted cost to complete such Development Project and (b) the actual cost of such Development Project, provided that Guarantor and its Subsidiaries shall not at anytime have more than five (5) Development Projects ongoing. If a Development Project is being developed in multiple phases, only the phase(s) actually being constructed shall be considered a Development Project for purposes of §9.6. Once construction of a phase is substantially complete and the phase is eighty percent (80%) leased, then such phase shall be excluded from the Development Cost Limit.

§10. CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans shall be subject to the satisfaction of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from Borrower and Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Mortgaged Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Person, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of Borrower and Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from Borrower and Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Conversion/Continuation Requests and to give notices and to take other action on behalf of Borrower under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to Borrower and Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8 Performance; No Default. Borrower and Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9 Representations and Warranties. The representations and warranties made by Borrower and Guarantor in the Loan Documents or otherwise made by or on behalf of Borrower or Guarantor in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.11 Perfection of Liens. The Agent shall have received evidence reasonably satisfactory to it that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien or security title and security interest in the Mortgaged Property and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.

§10.12 Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which Borrower and Guarantor has provided financial statements under §6.4 adjusted in the best good faith estimate of Borrower and Guarantor as of the Closing Date.

§10.13 Appraisal. The Agent shall have received an Appraisal of the Mortgaged Property in form and substance satisfactory to the Agent, and the Agent shall have determined the Appraised Value for the Mortgaged Property.

§10.14 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.15 Annual Budget. Agent shall have received the Annual Budget, together with a twelve (12) month cash flow projection, in form and substance acceptable to Agent in Agent’s reasonable discretion.

§10.16 Other Mortgaged Property Documents. The Agent shall have received (a) a survey of the Mortgaged Property, (b) a mortgagee’s title policy (issued by an acceptable title insurance company) with respect to the Mortgaged Property, (c) subordination, attornment and non-disturbance agreements and estoppel certificates (such certificates to be dated not more than thirty (30) days prior to the Closing Date) from tenants of the Mortgaged Property, (d) true copies of all Leases relating to the Mortgaged Property as the Agent may request and a Rent Roll for the Mortgaged Property certified by Borrower as accurate and complete as of a recent date, together with a form of Lease, if any, to be used by Borrower in connection with future leasing of the Mortgaged Property, (e) a property condition report of the Mortgaged Property from a firm of professional engineers or architects selected by Borrower and reasonably acceptable to Agent and (f) a hazardous waste site assessment report addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than one hundred eighty (180) days prior to the Closing Date, each in form and substance acceptable to Agent in Agent’s reasonable discretion.

§10.17 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11. [INTENTIONALLY OMITTED.]

§12. EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) Borrower shall fail to pay any interest on the Loans, or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) [Intentionally Omitted];

(d) Borrower or Guarantor shall fail to perform any other term, covenant or agreement contained in §9.2, §9.3, §9.4, §9.5 or §9.6;

(e) Borrower or Guarantor or any of its Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(f) any representation or warranty made by or on behalf of Borrower or Guarantor in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g) Borrower or Guarantor or any of its Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; provided that the events described in §12.1(g) shall not constitute an Event of Default (i) unless such failure to perform, together with other failures to perform as described in §12.1(g), involve singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $25,000,000.00 or (ii) with respect to any such failure relating to the Permitted Mezzanine Debt;

(h) Borrower or Guarantor or any of its Subsidiaries or REIT, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of Borrower or Guarantor or any of its Subsidiaries or REIT or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for Borrower or Guarantor or any of its Subsidiaries or REIT or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against Borrower or Guarantor or any of its Subsidiaries that, either individually or in the aggregate, exceed $10,000,000.00;

(l) any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Borrower or Guarantor or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) any dissolution, termination, partial or complete liquidation, merger or consolidation of Borrower or Guarantor or any of its Subsidiaries shall occur or any sale, transfer or other disposition of the assets of Borrower or Guarantor or any of its Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(n) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of Borrower or Guarantor or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o) Borrower or Guarantor or any of its Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of Borrower or Guarantor or any of its Subsidiaries which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) the Collateral;

(p) any Change of Control shall occur;

(q) an Event of Default under any of the other Loan Documents shall occur; or

(r) Borrower shall fail to comply with the covenants set forth in §8.6 hereof;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided that in the event of any Event of

Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2 Certain Cure Periods; Limitation of Cure Periods. Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that Borrower cures such Default within five (5) Business Days after the date such payment is due, provided that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that, (x) if such Default consists of the failure to provide insurance as required by §7.7, Borrower cures such Default within fifteen (15) days following receipt of written notice of such Default, (y) if such Default consists of the failure to provide a Compliance Certificate and other items as required by §7.4(c), Borrower cures such Default within five (5) days thereof or (z) with respect to the occurrence of any other failure described in §12.1(e) in the event that Borrower cures such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to any default consisting of a failure to comply with §7.14, §7.19, §7.21, §7.22, §8.1, §8.2, §8.3, §8.4, §8.7, §8.8, §8.14, §8.15 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

§12.3 [Intentionally Omitted.]

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If Borrower or Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure or with respect to the obligations of Borrower under §7.7, fails to perform any agreement or covenant contained in §7.7 without regard to any period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower and/or Guarantor upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Borrower or Guarantor, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; and (ii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, to all Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) pro rata among the Lender Hedge Providers; and

(d) Fourth, the excess, if any, shall be returned to Borrower or to such other Persons as are entitled thereto.

§13. SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to Borrower and any securities or other property of Borrower in the possession of such Lender may, without notice to Borrower (any such notice being expressly waived by Borrower) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower to such Lender.

Each of the Lenders agrees with each other Lender that if such Lender shall receive from Borrower, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14. THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrower.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrower or Guarantor or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of Borrower or Guarantor or any of its Subsidiaries, or the value of the Collateral or any other assets of Borrower or Guarantor or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5 Payments.

(a) A payment by Borrower or Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan, (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Required Lenders or any matter requiring approval of all of the Lenders, shall be suspended while such Lender is a Delinquent Lender. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Lender any amounts to be paid to such Delinquent Lender under this Agreement, (ii) to collect interest from such Lender for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus one percent (1%), for each day during such period, and (iii) bring an action or suit against such Delinquent Lender in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Lender. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders or as a result of other payments by the Delinquent Lenders to the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the Intercreditor Agreement or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and Borrower. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct. Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent, hereunder by a successor Agent, such successor Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent, shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by Borrower or out of the Collateral within such period with respect to the Mortgaged Property. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of Borrower, (a) Borrower will enter into leases or rental agreements covering Mortgaged Property that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) Mortgaged Property may be subject to a Taking, (c) Borrower may desire to enter into easements or other agreements affecting the Mortgaged Property, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to Borrower Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Mortgaged Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.

§14.13 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for Borrower and/or Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 [Intentionally Omitted.]

§14.15 Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of Borrower.

§14.16 Intercreditor Agreement. Borrower and the Lenders acknowledge that Agent shall enter into the Intercreditor Agreement in the event the Permitted Mezzanine Debt is incurred. Borrower acknowledges that the existence of the Intercreditor Agreement and the performance by Agent and the Lenders of their obligations under the Intercreditor Agreement shall not affect, impair or release the obligations of Borrower or Guarantor under the Loan Documents. The Intercreditor Agreement shall be solely for the benefit of Agent and the Lenders and not for the benefit of Borrower or Guarantor, and Borrower and Guarantor shall have no rights thereunder or any right to insist on the performance thereof. Agent is authorized by Lenders to perform its obligations under the Intercreditor Agreement, and each Lender agrees to be bound thereby. In addition, the Lenders acknowledge that in certain circumstances the lender(s) of the Permitted Mezzanine Debt may purchase the Loan and the Loan Documents, and upon the exercise by such lender(s) of such rights, each Lender agrees to comply with the applicable provisions of the Intercreditor Agreement in connection with the sale of its interest in the Loan and the Loan Documents.

§14.17 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15. EXPENSES.

Borrower and Guarantor agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which the Mortgaged Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Mortgage and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (Borrower and Guarantor hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all title insurance premiums, engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of other Collateral, the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each advance hereunder, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrower or Guarantor or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with Borrower or Guarantor (provided that any attorneys fees and costs pursuant to this clause (f) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16. INDEMNIFICATION.

Borrower and Guarantor, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Mortgaged Property or the Loans, (b) any condition of the Mortgaged Property, (c) any actual or proposed use by Borrower of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of Borrower or Guarantor or any of its Subsidiaries, (e) Borrower and Guarantor entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Mortgaged Property, (g) with respect to Borrower and its properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that neither Borrower nor Guarantor shall be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, Borrower and Guarantor agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrower or Guarantor under this §16 are unenforceable for any reason, Borrower and Guarantor hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17. SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrower or Guarantor pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding. The indemnification obligations of Borrower and Guarantor provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of Borrower or Guarantor pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18. ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent and, so long as no Default or Event of Default exists hereunder, Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender) (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit C annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, Borrower, Guarantor or REIT, (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrower, and (f) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Agent. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, Borrower, Guarantor and REIT. Provided no Event of Default has occurred and is continuing, in the event that, as of result of any such assignment, Agent in its capacity as a Lender retains an interest in the Loans of less than $25,000,000.00 and such amount is less than the retained interest of any other Lender, then the Agent shall offer to resign as Agent for the Lenders.

§18.2 Register. The Agent shall maintain on behalf of Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to Borrower.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of Borrower; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the

Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon. Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by Borrower. Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7 Disclosure. Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrower or Guarantor that has been identified in writing as confidential by either of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Borrower or Guarantor, or is disclosed with the prior approval of Borrower or Guarantor. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Amendments to Loan Documents. Upon any such assignment or participation, Borrower and Guarantor shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§18.9 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19. NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association

800 Superior

Cleveland, Ohio 44114-1306

Attn: Real Estate Capital Services

With a copy to:

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114-1306

Attn: Mr. John C. Scott

Telecopy No.: (216) 689-4997

and

McKenna Long & Aldridge LLP

Suite 5300

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Attn: William F. Timmons, Esq.

Telecopy No.: (404) 527-4198

If to Borrower or Guarantor:

Grizzly Ventures LLC or DuPont Fabros Technology, L.P., as applicable

c/o DuPont Fabros Technology, Inc.

1212 New York Avenue, N.W.

Suite 900

Washington, DC 20005

Attn: Chief Financial Officer

Telecopy No.: (202) 728-0220

With copies to:

Grizzly Ventures LLC or DuPont Fabros Technology, L.P., as applicable

c/o DuPont Fabros Technology, Inc.

1212 New York Avenue, N.W.

Suite 900

Washington, DC 20005

Attn: General Counsel

Telecopy No.: (202) 728-0220

and

Cooley, Godward & Kronish LLP

One Freedom Square

11951 Freedom Drive

Reston, Virginia 20190

Attn: John H. Toole, Esq.

Telecopy No.: (703) 456-8100

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Borrower, Guarantor, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20. RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to Borrower or Guarantor or any of its Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA. EACH OF BORROWER AND GUARANTOR AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF VIRGINIA (INCLUDING ANY FEDERAL COURT SITTING THEREIN). EACH OF BORROWER AND GUARANTOR FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVE ANY OBJECTION EITHER OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. EACH OF BORROWER AND GUARANTOR FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON BORROWER AND GUARANTOR BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE COMMONWEALTH OF VIRGINIA OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER OR GUARANTOR EXIST AND BORROWER AND GUARANTOR CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER OR GUARANTOR BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22. HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23. COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24. ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF BORROWER, GUARANTOR, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. BORROWER AND GUARANTOR HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER AND GUARANTOR (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGE THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. BORROWER AND GUARANTOR ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT BORROWER AND GUARANTOR AGREE TO THE FOREGOING AS THEIR FREE, KNOWING AND VOLUNTARY ACT.

§26. DEALINGS WITH BORROWER AND GUARANTOR.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with Guarantor and its Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrower or Guarantor of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of Borrower, Guarantor or any Collateral; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. Borrower and Guarantor agree to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of Borrower or Guarantor shall entitle Borrower or Guarantor to other or further notice or demand in similar or other circumstances.

§28. SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29. TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower and Guarantor under this Agreement and the other Loan Documents.

§30. NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31. REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32. NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrower, the Lenders, the Agent, the Lender Hedge Providers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by Borrower of any development or the absence therefrom of defects.

§33. PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantor that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower and Guarantor in accordance with the Patriot Act.

[signatures continued on next page]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

GRIZZLY VENTURES LLC, a Delaware limited liability company

By:	Grizzly Equity LLC, a Delaware limited liability company, its Managing Member

	By:	DuPont Fabros Technology, L.P., a Maryland limited partnership, its Managing Member

		By:	DuPont Fabros Technology, Inc., a Maryland corporation, its General Partner

			By:	/s/ Lammot J. du Pont
			Name:	Lammot J. du Pont
			Title:	Executive Chairman of the Board

(SEAL)

GUARANTOR:

DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership

By:	DuPont Fabros Technology, Inc., a Maryland corporation, its Sole General Partner

	By:	/s/ Lammot J. du Pont
	Name:	Lammot J. du Pont
	Title:	Executive Chairman of the Board

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ John Scott
Name:	John Scott
Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ Ira R. Otsa
Name:	Ira R. Otsa
Title:	Associate Director, Banking Services Products, US

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director, Banking Services Products, US

CATERPILLAR FINANCIAL SERVICES CORPORATION

By:	/s/ Roger Scott Freistat
Name:	Roger Scott Freistat
Title:	Credit Manager

LAKE FOREST BANK & TRUST COMPANY, an Illinois banking corporation

By:	/s/ Steven L. Madden
Name:	Steven L. Madden
Title:	Executive Vice President

EXHIBIT A

FORM OF NOTE

$	, 2008

FOR VALUE RECEIVED, the undersigned (collectively, “Maker”), hereby promise to pay to                                          (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of October 24, 2008, as from time to time in effect, among Grizzly Ventures LLC, DuPont Fabros Technology, L.P., KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                      ($                    ), or such amount as may be advanced by the Payee under the Credit Agreement as a Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by

A-1

applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the Commonwealth of Virginia.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

GRIZZLY VENTURES LLC, a Delaware limited liability company

By:	Grizzly Equity LLC, a Delaware limited liability company, its Managing Member

	By:	DuPont Fabros Technology, L.P., a Maryland limited partnership, its Managing Member

		By:	DuPont Fabros Technology, Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

(SEAL)

A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-1306

Attn: John Scott

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 24, 2008 (as the same may hereafter be amended, the “Credit Agreement”) by and among Grizzly Ventures LLC (“Borrower”), DuPont Fabros Technology, L.P. (“Guarantor”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Borrower is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of Guarantor for the fiscal period ended                      (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of Guarantor at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §7.4(c), §8.1 or §10.12 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of Guarantor as of the Balance Sheet Date adjusted in the best good faith estimate of Guarantor to give effect to the making of a Loan, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Guarantor of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer or chief accounting officer of Guarantor.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and have no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this      day of             , 200  .

GRIZZLY VENTURES LLC, a Delaware limited liability company

By:	Grizzly Equity LLC, a Delaware limited liability company, its Managing Member

	By:	DuPont Fabros Technology, L.P., a Maryland limited partnership, its Managing Member

		By:	DuPont Fabros Technology, Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

GROSS ASSET VALUE

A.	Appraised Value of Stabilized Properties	$

B.	Book Value of Development Properties, until the earlier of (x) the 1 year anniversary of the date of issuance of a certificate of occupancy for such Real Estate and (y) the last day of the calendar quarter during which such Real Estate first achieves 85% occupancy:	$

C.	Book Value of Land Assets:	$

D.	Aggregate of Unrestricted Cash and Cash Equivalents:	$

E.	Pro rata share of Gross Asset Value attributable to such assets owned by Unconsolidated Affiliates:	$

	Gross Assets Value equals sum of A plus B plus C plus D plus E	$

*	Development Properties that have just become Stabilized Properties or newly acquired Real Estate may be included at book value determined in accordance with GAAP for up to 90 days pending completion of a determination of the Appraised Value.

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                                          (“Assignor”), and                                          (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Credit Agreement, dated October 24 , 2008, by and among GRIZZLY VENTURES LLC (“Borrower”), DuPont Fabros Technology, L.P. (“Guarantor”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Note in the amount of $             representing a $             Commitment, and a              percent (    %) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement and the “Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan

Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Note is $             and the aggregate outstanding principal balance of the Loans made by it equals $            , and (iii) that it has forwarded to the Agent the Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of Borrower or Guarantor or the continued existence, sufficiency or value of the Collateral or any assets of Borrower or Guarantor which may be realized upon for the repayment of the Loans, or the performance or observance by Borrower or Guarantor of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of Borrower or Guarantor and the value of the assets of Borrower or Guarantor, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Lenders and the Agent (the “Intercreditor Agreement”); (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, Borrower, Guarantor or REIT, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency and (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes. Assignee agrees that Borrower may rely on the representation contained in Section 4(i).

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $             representing the aggregate principal amount outstanding of the Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be                      (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement and the Intercreditor Agreement.

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office: Same as above

Eurodollar Lending Office: Same as above

9. Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.

10. Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement and the Intercreditor Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND

ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY:1

GRIZZLY VENTURES LLC, a Delaware limited liability company

By:	Grizzly Equity LLC, a Delaware limited liability company, its Managing Member

	By:	DuPont Fabros Technology, L.P., a Maryland limited partnership, its Managing Member

		By:	DuPont Fabros Technology, Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

[1]	Insert to extent required by Credit Agreement.

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: John C. Scott Telephone: 216-689-5986 Facsimile: 216-689-4997	$50,000,000.00	50.0%

LIBOR Lending Office Same as Above

UBS Loan Finance LLC 677 Washington Boulevard Stamford, CT 06901 Attention: Iris Choi Telephone: 203-719-0678 Facsimile: 203-719-3888	$20,000,000.00	20.0%

LIBOR Lending Office Same as Above

Caterpillar Financial Services Corporation 2120 West End Avenue, 11th Floor Nashville, Tennessee 37203 Attention: R. Scott Freistat Telephone: 615-341-1124 Facsimile: 615-341-8581	$15,000,000.00	15.0%

LIBOR Lending Office Same as Above

Lake Forest bank and Trust Company 727 North Bank Lane Lake Forest, Illinois 60045 Attention: Laurie Johnson Telephone: 847-615-4039 Facsimile: 847-234-4717	$15,000,000.00	15.0%

Schedule 1.1 – Page 1

Name and Address	Commitment	Commitment Percentage
LIBOR Lending Office Same as Above
TOTAL	$100,000,000.00	100.0%

Schedule 6.25 – Page 2

SCHEDULE 6.3

LIST OF ALL ENCUMBRANCES ON ASSETS

1. $475,000,000 revolving credit and term loan facility (“KeyBank Revolver”), evidenced by that certain Credit Agreement dated as of August 7, 2007 (the “Revolver Credit Agreement”) by and among Safari Ventures LLC, Rhino Equity LLC, Quill Equity LLC, Lemur Properties LLC, Porpoise Ventures LLC (collectively, the “Original Borrowers”), KeyBank National Association (“Agent”), as lender and administrative agent for itself and other lending institutions party thereto (collectively, the “Safari Lenders”), as affected by that certain Consent and Assumption Agreement dated October 24, 2007 by and among REIT, Original Borrowers, Guarantor and Agent, as amended by that certain First Amendment to Credit Agreement dated as of February 28, 2008 among Agent, Guarantor, Original Borrowers and the Lenders party thereto, and as further amended by that certain Second Amendment to Credit Agreement dated as of May 13, 2008 among Agent, Guarantor, Original Borrowers and the Lenders party thereto. The KeyBank Revolver is secured by the following real property collateral owned by the listed Subsidiaries of Guarantor, which real property collateral is more particularly described in the Revolver Credit Agreement:

•	Land and data center known as ACC2, which is owned by Rhino Equity LLC

•	Land and data center known as ACC3, which is owned by Quill Equity LLC

•	Land and data center known as VA3, which is owned by Lemur Properties LLC

•	Land and data center known as VA4, which is owned Porpoise Ventures LLC

Each of the listed properties is subject to a deed of trust lien in connection with the KeyBank Revolver.

2. $148,864,335 construction loan (“Tarantula Loan”), evidenced by that certain Construction Loan Agreement dated December 20, 2007 (“Tarantula Loan Agreement”) by and among KeyBank National Association as lender and administrative agent for itself and other lending institutions, and Tarantula Ventures LLC, as Borrower. The Tarantula Loan is secured by the real property collateral consisting of land and a data center known as CH1 (and more particularly described in the Tarantula Loan Agreement), which is owned by Tarantula Ventures LLC, a Subsidiary of Guarantor. The real property collateral is subject to a mortgage lien in connection with the Tarantula Loan.

Schedule 6.3 – Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

None.

Schedule 6.5 – Page 1

SCHEDULE 6.7

PENDING LITIGATION

None.

Schedule 6.7 – Page 1

SCHEDULE 6.15

CERTAIN TRANSACTIONS

None.

Schedule 6.15 – Page 1

SCHEDULE 6.20(c)

ENVIRONMENTAL RELEASES

At the property located in Piscataway, New Jersey, and owned by Whale Ventures LLC (a Subsidiary of Guarantor), there exist certain environmental conditions which have been previously disclosed to Agent. Currently, there are remediation and monitoring plans in place at the property, which plans have been provided to Agent, and with which Whale Ventures LLC is required to comply. Notwithstanding the foregoing, there is no indication that these environmental conditions will have a Material Adverse Effect.

Schedule 6.20(c) – Page 1

SCHEDULE 6.20(d)

REQUIRED ENVIRONMENTAL ACTIONS

None.

Schedule 6.20(d) – Page 1

SCHEDULE 6.21(a)

SUBSIDIARIES OF GUARANTOR

Name of Entity	Jurisdiction of Formation	Direct and Indirect Ownership Interests
Safari Ventures LLC	Delaware	99% owned by Guarantor, 1% owned by REIT

Rhino Equity LLC	Delaware	100% owned by Safari Ventures LLC

Quill Equity LLC	Delaware	100% owned by Safari Ventures LLC

Porpoise Ventures LLC	Delaware	100% owned by Safari Ventures LLC

Lemur Properties LLC	Delaware	100% owned by Safari Ventures LLC

Fox Properties LLC	Delaware	100% owned by Safari Ventures LLC

Tarantula Interests LLC	Delaware	100% owned by Safari Ventures LLC

Tarantula Ventures LLC	Delaware	100% owned by Tarantula Interests LLC

Grizzly Equity LLC	Delaware	100% owned by Guarantor

Grizzly Ventures LLC	Delaware	100% owned by Grizzly Equity LLC

Whale Holdings LLC	Delaware	100% owned by Guarantor

Whale Interests LLC	Delaware	100% owned by Whale Holdings LLC

Whale Ventures LLC	Delaware	100% owned by Whale Interests LLC

Yak Management LLC	Delaware	100% owned by Guarantor

Yak Interests LLC	Delaware	100% owned by Yak Management LLC

Yak Ventures LLC	Delaware	100% owned by Yak Interests LLC

Xeres Management LLC	Delaware	100% owned by Guarantor

Xeres Interests LLC	Delaware	100% owned by Xeres Management LLC

Xeres Ventures LLC	Delaware	100% owned by Xeres Interests LLC

DFD Technical Services TRS, LLC	Delaware	100% owned by Guarantor

DF Property Management LLC	Delaware	100% owned by Guarantor

Schedule 6.21(a) – Page 1

SCHEDULE 6.21(b)

UNCONSOLIDATED AFFILIATES OF GUARANTOR AND ITS SUBSIDIARIES

None.

Schedule 6.21(b) – Page 1

SCHEDULE 6.22

EXCEPTIONS TO RENT ROLL

None.

Schedule 6.22 – Page 1

SCHEDULE 6.23

MANAGEMENT AGREEMENTS

Management Agreement dated as of November 16, 2006, by and between Borrower (“Owner”) and DFD Technical Services LLC (“Original Manager”), as assigned by Original Manager to DF Property Management LLC (“DF Property Manager”), pursuant to that certain Assignment of Management Agreements dated as of October 24, 2007, as further assigned by DF Property Manager to Guarantor pursuant to that certain Assignment of Management Agreement dated as of October 24, 2008, and as amended pursuant to that First Amendment to Management Agreement dated as of October 24, 2008 by and between Owner and Guarantor.

Schedule 6.23 – Page 1

SCHEDULE 6.25

MATERIAL LOAN AGREEMENTS

Borrower:

None.

Guarantor:

1.	KeyBank Revolver Loan Documents.

•

Credit Agreement dated as of August 7, 2007 by and among Safari Ventures LLC, Rhino Equity LLC, Quill Equity LLC, Lemur Properties LLC, Porpoise Ventures LLC (collectively, the “Original Borrowers”), KeyBank National Association (“Agent”), as lender and administrative agent for itself and other lending institutions party thereto (collectively, the “Safari Lenders”), as affected by that certain Consent and Assumption Agreement dated October 24, 2007 by and among REIT, Original Borrowers, Guarantor and Agent, as amended by that certain First Amendment to Credit Agreement dated as of February 28, 2008 among REIT, Agent, Guarantor, Original Borrowers and the Lenders party thereto, and as further amended by that certain Second Amendment to Credit Agreement dated as of May 13, 2008 among REIT, Agent, Guarantor, Original Borrowers and the Lenders party thereto;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of KeyBank National Association;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of UBS Loan Finance LLC;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Lehman Brothers Commercial Bank;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Bank of America, N.A.;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Citicorp North America, Inc.;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Wachovia Bank, National Association;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Charter One Bank, N.A.;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Raymond James Bank, FSB;

Schedule 6.25 – Page 1

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Sovereign Bank;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of National City Bank;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Allied Irish Banks, p.l.c.;

•	Amended and Restated Revolving Credit Note made as of August 7, 2007 by Original Borrowers in favor of Midfirst Bank;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of KeyBank National Association;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of UBS Loan Finance LLC;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of Lehman Brothers Commercial Bank;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of Bank of America, N.A.;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of Citicorp North America, Inc.;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of Wachovia Bank, National Association;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of Charter One Bank, N.A.;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of Raymond James Bank, FSB;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of Sovereign Bank;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of National City Bank;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of Midfirst Bank;

•	Amended and Restated Term Note made as of August 7, 2007 by Original Borrowers in favor of AIB Debt Management, Limited;

Schedule 6.25 – Page 2

•	Swing Loan Note made as of August 7, 2007 by Original Borrowers in favor of KeyBank National Association; and

•	Indemnity Agreement Regarding Hazardous Materials made as of August 7, 2007 by Original Borrowers in favor of Safari Lenders.

2.	CH1 Loan Documents

•

Guaranty made as of December 20, 2007 by Guarantor for the benefit of KeyBank National Association, as lender and administrative agent for itself and other lending institutions (“Tarantula Lenders”) in connection with that certain Construction Loan Agreement dated December 20, 2007 by and between the Tarantula Lenders and Tarantula Ventures LLC (“Tarantula Loan”);

•	Indemnity and Guaranty Agreement made as of December 20, 2007 by Guarantor for the benefit of Tarantula Lenders in connection with the Tarantula Loan; and

•	Indemnity Agreement Regarding Hazardous Materials made as of December 20, 2007 by Guarantor and Tarantula Ventures LLC for the benefit of Tarantula Lenders in connection with the Tarantula Loan.

Schedule 6.25 – Page 3

SCHEDULE 6.30

TENANT IMPROVEMENTS AND CONSTRUCTION ALLOWANCES

Borrower is obligated to complete the following installation obligations:

1. In connection with that certain Deed of Lease dated May 1, 2007, by and between Borrower, as Landlord, and UBS Financial Services, Inc., as Tenant, as amended (the “UBS Lease”), Borrower is required to install four (4) PDUs in Pod 4B prior to the Phase II Occupancy Date, as more particularly described in the UBS Lease. The estimated cost is approximately $17,600.

2. In connection with that certain Deed of Lease dated September 3, 2008, by and between Borrower, as Landlord, and WebMD LLC, as Tenant, as amended (the “WebMD Lease”) Borrower is required to install one (1) PDU, as more particularly described in the WebMD Lease. The estimated cost is approximately $4,400.

3. In connection with the WebMD Lease and that certain Deed of Lease dated April, 2008, by and between Borrower, as Landlord and Yellowpages.com LLC, as Tenant, Borrower is required to complete construction of the cage separating Pod 5C, as more particularly described in the foregoing leases. The estimated cost is approximately $23,817.35.

Schedule 6.30 – Page 1

SCHEDULE 7.12

MANAGEMENT AGREEMENT

Management Agreement dated as of November 16, 2006, by and between Borrower (“Owner”) and DFD Technical Services LLC (“Original Manager”), as assigned by Original Manager to DF Property Management LLC (“DF Property Manager”), pursuant to that certain Assignment of Management Agreements dated as of October 24, 2007, as further assigned by DF Property Manager to Guarantor pursuant to that certain Assignment of Management Agreement dated as of October 24, 2008, and as amended pursuant to that First Amendment to Management Agreement dated as of October 24, 2008 by and between Owner and Guarantor.

Schedule 7.12 – Page 1